  EXHIBIT 99.1

NEWS RELEASE
TSX: SCY
June 15, 2022
NR 22-05
www.scandiummining.com

SCANDIUM INTERNATIONAL MINING

ANNOUNCES CLOSING OF THIRD AND

FINAL TRANCHE OF NON-BROKERED

PRIVATE PLACEMENT

Reno, Nevada, June 15, 2022 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce the closing of the third and final tranche of the Company’s private placement first announced on April 19, 2022 (the “Offering”). Within the third tranche, the Company raised aggregate gross proceeds of C$287,190 through the sale of 3,190,999 units (each, a “Unit”). When aggregated with the first and second tranche closings previously announced, the Company has raised aggregate gross proceeds of C$ C$3,402,290 through the sale of 37,803,218 units at a price of C$0.09 per Unit.

The aggregate proceeds exceed the C$3,000,000 placement amount originally announced to the market.

Each Unit consists of one common share of the Company (a “Common Share”) and one share purchase warrant (a “Warrant”). Each Warrant will entitle the holder to acquire a Common Share at C$0.1075 for sixty (60) months until June 14, 2027.

The net proceeds from the sale of the Units will be used towards the maintenance of the Company’s scandium minerals properties and for general and administrative expenses. The Offering is conditional upon receipt of required regulatory approvals, including the approval of the TSX.

The securities issued and issuable pursuant to the Offering will be subject to a four month statutory hold period in accordance with applicable Canadian securities laws. The securities will also be subject to restrictions under U.S. securities laws, which generally restrict any resales for a period of six months.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States of America. The securities have not been and will not be registered under the United States Securities Act of 1933 (the “1933 Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons (as defined in the 1933 Act) unless registered under the 1933 Act and applicable state securities laws, or an exemption from such registration is available.

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For inquiries to Scandium International Mining Corp, please contact:

Peter Evensen (CEO)
Tel: (702) 703-0178

Harry de Jonge (Comptroller)
Tel: (702) 703-0178

Email: ir@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include but are not limited to statements regarding the Offering, the use of proceeds, and closing of the final tranche of the Offering. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

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